EXHIBIT 99.2

2008 QUARTERLY SEGMENT FINANCIAL INFORMATION

The following is provided to reclassify the financial information of Live Nation, Inc. (the “Company”) to conform to the current segment presentation. Beginning in the first quarter of 2009, the Company reorganized its business units and the way in which these businesses are assessed and therefore changed its reportable segments to North American Music, International Music and Ticketing. Prior to 2009, the Company reported an Artist Nation segment, which is now reported in the North American Music and International Music segments. This change has been made to be consistent with the way the Company is now managing its business. The Company’s business formerly reported as Artist Nation includes the promotion and/or production of global tours and also provides other services to artists. These artist relationships tend to be long-term and typically involve multiple revenue streams for an artist. The Company enters into these relationships in order to fill the distribution platform of its businesses with recurring events, both domestically and internationally. This is not a separate part of these businesses but is just one more facet of the North American Music and International Music segments. Therefore, the Company is now allocating these activities based on where the profits for service to these artists are being generated.

	North American Music	International Music	Ticketing	Other	Corporate	Consolidated
	(in thousands)
Three Months Ended March 31, 2008
Revenue	$335,025	$162,155	$5,718	$29,791	$—	$532,689
Direct operating expenses	265,757	123,233	2,084	11,237	—	402,311
Selling, general and administrative expenses	94,785	40,117	7,172	12,323	—	154,397
Depreciation and amortization	19,985	10,571	401	2,180	1,092	34,229
Loss (gain) on sale of operating assets	(5)	49	—	(64)	469	449
Corporate expenses	—	—	—	—	11,641	11,641

Operating income (loss)	$(45,497)	$(11,815)	$(3,939)	$4,115	$(13,202)	$(70,338)

Three Months Ended June 30, 2008
Revenue	$691,799	$409,704	$7,307	$20,925	$—	$1,129,735
Direct operating expenses	541,121	340,577	3,423	6,595	—	891,716
Selling, general and administrative expenses	104,031	45,559	6,557	10,522	—	166,669
Depreciation and amortization	21,031	7,638	1,618	2,024	731	33,042
Loss (gain) on sale of operating assets	(110)	(6)	—	(19)	135	—
Corporate expenses	—	—	—	—	10,474	10,474

Operating income (loss)	$25,726	$15,936	$(4,291)	$1,803	$(11,340)	$27,834

Three Months Ended September 30, 2008
Revenue	$962,299	$603,131	$6,734	$16,298	$—	$1,588,462
Direct operating expenses	779,192	509,457	3,151	3,616	—	1,295,416
Selling, general and administrative expenses	108,452	46,779	8,752	10,262	—	174,245
Depreciation and amortization	18,697	8,341	1,319	2,180	953	31,490
Gain on sale of operating assets	(668)	(2)	—	(105)	(455)	(1,230)
Corporate expenses	—	—	—	—	13,062	13,062

Operating income (loss)	$56,626	$38,556	$(6,488)	$345	$(13,560)	$75,479

Three Months Ended December 31, 2008
Revenue	$689,186	$203,114	$2,634	$21,018	$—	$915,952
Direct operating expenses	575,049	153,968	712	4,767	733	735,229
Selling, general and administrative expenses	100,799	40,149	10,851	8,241	—	160,040
Depreciation and amortization	39,860	3,868	2,231	1,577	1,170	48,706
Goodwill impairment	269,902	—	—	—	—	269,902
Loss on sale of operating assets	802	162	—	250	675	1,889
Corporate expenses	—	—	—	—	17,321	17,321

Operating income (loss)	$(297,226)	$4,967	$(11,160)	$6,183	$(19,899)	$(317,135)

Year Ended December 31, 2008
Revenue	$2,678,309	$1,378,104	$22,393	$88,032	$—	$4,166,838
Direct operating expenses	2,161,119	1,127,235	9,370	26,215	733	3,324,672
Selling, general and administrative expenses	408,067	172,604	33,332	41,348	—	655,351
Depreciation and amortization	99,573	30,418	5,569	7,961	3,946	147,467
Goodwill impairment	269,902	—	—	—	—	269,902
Loss on sale of operating assets	19	203	—	62	824	1,108
Corporate expenses	—	—	—	—	52,498	52,498

Operating income (loss)	$(260,371)	$47,644	$(25,878)	$12,446	$(58,001)	$(284,160)